EXHIBIT 99(a)

HSBC Finance Corporation
Household Automotive Trust VI, Series 2001-1

Original Principal
Class A-1	137,000,000
Class A-2	159,000,000
Class A-3	177,000,000
Class A-4	187,000,000
Number of Bonds (000's)
Class A-1	137,000
Class A-2	159,000
Class A-3	177,000
Class A-4	187,000

		2004 Totals

CLASS A
Class A-1 Principal Distribution		0.00
Class A-1 Interest Distribution		0.00

Class A-2 Principal Distribution		0.00
Class A-2 Interest Distribution		0.00

Class A-3 Principal Distribution		4,681,811.88
Class A-3 Interest Distribution		20,521.94

Class A-4 Principal Distribution		81,879,659.11
Class A-4 Interest Distribution		8,247,441.76